Exhibit 16.1

March 11, 2021

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

WWC, P.C. (“WWC”) has been furnished with a copy of the disclosures in the Form 8-K for the event that occurred on March 9, 2021 to be filed by WWC’s former client Fortune Valley Treasures, Inc. (the “Company”). WWC does not disagree with the Company’s statements regarding WWC under Item 4.01. Changes in Company’s Certifying Accountant (a) Resignation of previous independent registered public accounting firm.

WWC has no basis to agree or disagree with any other part of the Form 8-K.

Very truly yours,

/s/ WWC, P.C.

WWC, P.C.

Certified Public Accountants